EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130301 of (1) our report dated August 31, 2009 relating to the consolidated financial statements and financial statement schedule of Delta Natural Gas Company, Inc. (the Company) which report expressed an unqualified opinion on the Company’s consolidated financial statements and financial statement schedule and included explanatory paragraphs regarding the Company’s adoption of new accounting standards in 2009 and 2008 and (2) our report dated August 31, 2009 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Delta Natural Gas Company, Inc. for the year ended June 30, 2009.

/S/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
August 31, 2009